Exhibit 10.(nnn)
PROTECTIVE LIFE CORPORATION
DEFERRED COMPENSATION PLAN
DEFERRAL AND INVESTMENT OPTION CHANGE POLICY
Amended and Restated as of October 16,2023
Protective Life Corporation (the “Company”) sponsors the Protective Life Corporation Deferred Compensation Plan (the “DCP”) to attract and retain eligible employees by providing them with an opportunity to defer receipt: of a portion of their salary, bonus, and other specified: compensation. To assist in the administration of the DCP, the Company establishes the following Deferral and lnvestment Option Change Policy (the “Policy”):
Eligible Employees — The DCP is a “top hat” plan under Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). Participation in the DCP is limited to (i) employees who are members of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, or (ii) independent contractors who have been notified during an applicable enrollment of eligible status, in either case as selected by the Compensation & Management Succession Committee of the Board of Directors of the Company (“Compensation Committee”) (each, an “Eligible Employee”). With respect to employees, only those who are members of the employee group identified in the previous senterice ant/ satisfy one of the following criteria are eligible to participate in the DCP as an Eligible Employee:
•Career Framework Professional Band Level 5 or higher (P5-);
•Career Framework Management Band Level 4 or higher (M4+);
•Employees with “Annual Earnings’’ (as defined herein) of $250,000 or greater for the previous Calendar year (e.g., for an eligibility determination related to 2024 compensation, the determination would be made in 2023 based on 2022 Annual Earnings). For purposes hereof, “Annual Earnings” shall have the meaning set forth in the Protective Life Corporation Pension Plan, yet disregarding the annual limit applied thereunder pursuant to the Internal Revenue Code;; or
•A member of the ■-grandfathered group” that includes:
o Employees previously eligible to participate in the DCP as an Eligible Employee in the 2022 plan year with respect to either 2022 Base Salary or a 2022 Annual Incentive Plan award;
o Employees with a DCP balance as of November 1, 2022: or
a Employees with a valid deferral election applicable to an award granted prior to November 1, 2022.
Types of Compensation - Except as otherwise set forth herein:
Consistent with the terms of the DCP, Eligible Employees; may defer the following:
® Base Salary;
• Long-Term Incentive Plan awards (ineluding Restricted Units, Performance Units, and Parent-Based Awards); and
* Annual Incentive Plan awards.
Awards under a sales incentive plan are not eligible for deferral.
Similarly, awards under a plan inherited pursuant to a merger, acquisition, or other transaction that is treated as a sales incentive plan by the Company are not eligible for defeiTal.
New Hires - Except as otherwise set forth herein, a new hire who will be an Eligible Employees is eligible to defer Base Salary, but not any Long-Term Incentive Plan award or Annual Incentive Plan award in his or her initial year of eligibility.
Off-Cycle Awards to Current Eligible Employees -Except as otherwise set forth herein, current Eligible Employees who receive special off-cycle awards are not eligible to defer such awards.
Special Treatment - So long as in accordance with the terms of the DCP, a committee comprised of the Chief Executive Officer (“CEO”) and any two or more of his or her direct reports (the “CEO Committee”), may provide for special, more favorable treatment than otherwise set forth in this Policy for (i) specific types of compensation for
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Eligible Employees, (ii) certain new hires, and (iii) certain off-cycle award recipients, The CEO Committee may also make special determinations with regard to whether individuals hired pursuant to a merger, acquisition, or other transaction may participate tn the DCP. Any special treatment pursuant to this provision need not be uniform. Notwithstanding the foregoing, to the extent any decision relates to the special treatment of an “executive officer” (as defined in Rule 405 promulgated by the SEC under the Securities Act of 1933 , as amended) of the Company, then such determination shall be made by the Compensation Committee.
Changes to Available DCP Enrollment Periods - The CEO Committee may establish, add, or otherwise modify Participant enrollment periods available for each compensation deferral source, so long as such deferrals ate within the scope of the timing requirements set forth in the DCP.
Changes to Available Deemed Investment Options and Default Deemed Investment Optionts) - A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment Options comprising the investment menu. A committee comprised of any two or more of the following: the Company’s Chief Financial Officer, Chief Human Resources Officer, Chief Accounting Officer, and Chief Investment Officer (the “DCP Investment Committee”), may add, modify, and/or remove investment options, including the default investment option(s), from the DCP, and make any decisions otherwise relating to investment options under the DCP.
Amendment or Termination of the Policy - So long as in accordance with the terms of the DCP, this Policy may, at any time, be amended or terminated by the CEO Committee; provided, however, no such amendment shall apply to the final sentence of the section entitled “Special Treatment,”
IN WITNESS WHEREOF, Protective Life Corporation has executed this Policy as of _ day of _________ 2023.

PROTECTIVE LIFE CORPORATION

/s/Richard J. Bielen
Richard J. Bielen
President and Chief Executive Officer
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